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                                                                    EXHIBIT 4.01

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                MACROMEDIA, INC.

                  (ORIGINALLY INCORPORATED ON FEBRUARY 25, 1992
                   UNDER THE NAME OF MMAW CONSOLIDATION CORP.)


                                    ARTICLE I

                 The name of the corporation is Macromedia, Inc.

                                   ARTICLE II

        The address of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation Systems, Inc.

                                   ARTICLE III

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

        The total number of shares of all classes of stock which the corporation has authority to issue is Forty Five Million (45,000,000) shares, consisting of two classes: Forty Million (40,000,000) shares of Common Stock, $0.001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

        The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

        Except as otherwise expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of



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Directors without approval of the holders of Common Stock or the holders of
Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                    ARTICLE V

        The stockholders of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation. The Board of Directors of the corporation shall also have the power to adopt, amend or repeal Bylaws of the corporation, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

                                   ARTICLE VI

        Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VII

        A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

        Macromedia, Inc., a Delaware corporation, hereby certifies that the foregoing Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the corporation's Board of Directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote with respect to the amendment was 10,658,770 of Common Stock. Upon the corporation's initial public offering, all of the outstanding shares of Preferred Stock were converted into Common Stock and there were no



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outstanding shares of Preferred Stock. A majority of the outstanding shares of
Common Stock voted in favor of the amendment.

        IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officers this 17th day of August, 1994.

                                      MACROMEDIA, INC.



                                      By:    /s/ John C. Colligan
                                          --------------------------------------
                                             John C. Colligan, President

ATTEST:


    /s/ Richard B. Wood
----------------------------------
Richard B. Wood, Secretary



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